Exhibit 99.1

Heidrick & Struggles Enters into Agreement to Acquire Atreus,

Executive Interim & On-Demand Talent Business, in Germany

Acquisition Builds on Heidrick & Struggles’ Leadership Position in

Executive On-Demand Talent Space

CHICAGO, Dec. 29, 2022/ PR Newswire/Heidrick & Struggles (Nasdaq: HSII), a premier provider of global leadership advisory and on-demand talent solutions, has entered into an agreement to acquire Atreus, one of the leading players for executive interim management in Germany. The acquisition builds on Heidrick & Struggles’ leadership position in the on-demand talent space by expanding this offering into Continental Europe and is an important component of the firm’s broader strategy to diversify its suite of executive talent and leadership advisory offerings.

“We are seeing a transformation in how organizations are acquiring executive level talent and the expertise they need,” said Dan Ryan, Managing Partner, On-Demand Talent, Heidrick & Struggles. “Having access to top talent to fill roles on an interim basis, or to drive major projects forward, is becoming an increasingly important solution for our clients. The acquisition of Atreus will strengthen our already market leading On-Demand Talent platform and extend Heidrick & Struggles’ reach in this growing talent market segment, further underscoring our commitment to be at the forefront of delivering an integrated suite of executive talent and leadership advisory solutions.”

Heidrick & Struggles will acquire 100 percent of Atreus subject to the satisfaction or waiver of customary closing conditions, including obtaining applicable regulatory approvals. The acquisition is expected to occur early in the first quarter of 2023. Atreus generated annual revenue of approximately $61 million in 2021 and will become part of Heidrick & Struggles’ existing on-demand talent offering that includes US-based Business Talent Group (BTG), acquired in 2021.

Atreus will continue to be led by Co-CEOs, Dr. Harald Linné and Rainer Nagel, and operate as a wholly owned subsidiary of Heidrick & Struggles.

Financial terms of the acquisition were not disclosed.

About Heidrick & Struggles

Heidrick & Struggles (Nasdaq: HSII) is a premier provider of global leadership advisory and on-demand talent solutions, serving the senior-level talent and consulting needs of the world’s top organizations. In our role as trusted leadership advisors, we partner with our clients to develop future-ready leaders and organizations, bringing together our services and offerings in executive search, diversity and inclusion, leadership assessment and development, organization and team acceleration, culture shaping and on-demand, independent talent solutions. Heidrick & Struggles pioneered the profession of executive search more than 65 years ago. Today, the firm provides integrated talent and human capital solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

About Atreus

Atreus GmbH (LLC), one of the leading players for executive interim management in Germany, helps clients solve particularly challenging transformational situations by placing experienced executives for line, project, and program management tasks. Providing tailor-made and premium quality services, Atreus offers C-suite level and C-suite level relevant interim management solutions. Founded in 2006, the company is led by founders and managing partners Dr. Harald Linné and Rainer Nagel. Relying on a network of more than 15,000 interim executives, Atreus has carried out more than 400 projects for 250 clients, both in Germany and internationally, in the past year alone.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the completion and effects of the contemplated acquisition by Heidrick & Struggles of Atreus Group GmbH. The forward-looking statements are based on current expectations, estimates, forecasts, and projections about Heidrick & Struggles, the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook,” “projects,” “forecasts,” “goal” and similar expressions. Forward-looking statements are not guarantees of future performance, rely on a number of assumptions, and involve certain known and unknown risks and uncertainties that are difficult to predict, many of which are beyond our control. Factors that may cause actual outcomes and results to differ materially from what is expressed, forecasted, or implied in the forward-looking statements include, among other things: (1) the satisfaction or waiver of the conditions precedent to the closing of the contemplated acquisition, including obtaining applicable regulatory approvals; (2) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive purchase agreement; (3) unexpected costs, charges or expenses resulting from, or the failure to realize the benefits of, the contemplated acquisition; (4) legal proceedings, judgments or settlements in connection with the contemplated acquisition; (5) risks that the contemplated acquisition disrupts current plans and operations and potential difficulties in employee retention as a result of the contemplated acquisition; and (6) risks related to diverting management’s attention from Heidrick & Struggles’ ongoing business operations. We caution the reader that the list of factors may not be exhaustive. For more information on risks, uncertainties and other factors, refer to our Annual Report on Form 10-K for the year ended December 31, 2021, under the heading “Risk Factors” in Item 1A, as updated in Part II of our subsequent Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Bobby Linaberry, blinaberry@heidrick.com

Investor Contact:

Suzanne Rosenberg, srosenberg@heidrick.com